Exhibit 23.1

[ Deloitte & Touche LLP letterhead]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of the Stifel Financial Corp. 2003 Employee Stock Purchase Plan on Form S-8 of our reports dated March 1, 2002, appearing in the Annual Report on Form 10-K/A of Stifel Financial Corp. for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
October 7, 2002